Exhibit 99.1

Atlantic Power Corporation Releases Third Quarter 2011 Results

BOSTON, MASSACHUSETTS — November 11, 2011 /PRNewswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today announced its results for the three and nine months ended September 30, 2011.  All amounts are in U.S. dollars unless otherwise indicated.  Please see “Regulation G Disclosures” attached to this news release for an explanation and US GAAP reconciliation of the terms “EBITDA,” “Project Adjusted EBITDA” and “Cash Available for Distribution” as used in this news release.

Highlights

•                  Closed acquisition of Capital Power Income L.P. (“CPILP”) on November 5, 2011

•                  Financial results in line with expectations

•                  Maintaining 2011 project cash flow and payout ratio guidance

“We are pleased that the results for the quarter met our expectations and are in line with our guidance for the year,” commented Barry Welch, President and CEO.  “With the successful close of the CPILP acquisition behind us, we are focusing on the critical task of fully integrating CPILP’s people and assets into our organization.  First and foremost, we are dedicated to finding a permanent CFO to join our management team.  We have met with several great candidates, and hope to have an announcement on that front soon.”

Operating Performance

Project Adjusted EBITDA, including earnings from equity investments, decreased by $0.5 million to $41.0 million for the quarter ended September 30, 2011 compared to $41.5 million for the same period last year.  The primary drivers behind the decrease were:

•                  decreased earnings at Chambers due to an increase in operations and maintenance costs in connection with a forced outage in July 2011;

•                  decreased earnings at Lake attributable to the plant running favorable off-peak dispatch during the third quarter of 2010; and

•                  decreased earnings at Badger Creek due to lower capacity payments under the new one year interim power purchase agreement beginning in April 2011.

These decreases were partially offset by:

•                  contributions from the Cadillac Renewable facility, which was acquired in December 2010; and

•                  contributions from Idaho Wind, which became operational in the first quarter of 2011.

Project Adjusted EBITDA, including earnings from equity investments, increased by $1.0 million to $119.8 million for the nine months ended September 30, 2011 compared to $118.8 million for the same period last year.  The increase in EBITDA was attributable to the following factors:

•                  contributions from the Cadillac Renewable facility, which was acquired in December 2010; and

•                  contributions from Idaho Wind, which became operational in the first quarter of 2011.

These increases were partially offset by:

•                  decreased earnings at Selkirk due to lower capacity revenue in connection with a planned outage that was longer than expected and resulted in a delay of recognition of capacity payments until the fourth quarter of 2011;

•                  decreased earnings at Pasco primarily due to higher operations and maintenance expenses attributable to the unplanned replacement of gas turbine blades during a maintenance outage and un-planned repairs associated with the generator and boiler;

•                  decreased earnings at Chambers attributable to lower dispatch and a forced outage in July 2011; and

•                  decreased earnings at Topsham, as the project was sold in May 2011.

Cash Available for Distribution

For the three and nine months ended September 30, 2011, Cash Available for Distribution increased by $2.6 million and $11.8 million, respectively, compared to the prior year.  The payout ratio for the nine months ended September 30, 2011 was 93% compared to 96% for the same period in 2010.  The decrease in the payout ratio is attributable to the increase in EBITDA previously described and the release of $5.8 million previously trapped cash at Selkirk.  The current payout ratio and project distributions are in line with expectations and previous guidance for the full year 2011.

The calculation of Cash Available for Distribution (in both US$ and Cdn$) and a summary of Project Adjusted EBITDA by individual project for the three and nine months ended September, 2011 are attached to this news release.

Capital Power Income L.P. Acquisition

On November 5, Atlantic Power acquired all the outstanding units of CPILP pursuant to the Plan of Arrangement that was approved by the Court of Queen’s Bench of Alberta on November 1. Details of the acquisition can be found in our closing press release dated November 7, 2011.

Guidance

Based on our actual performance to date and projections for the remainder of the year, we continue to expect to receive distributions from our projects in the range of $80 million to $90 million for the full year 2011. We expect overall levels of operating cash flows in 2011 to be improved over actual 2010 levels. Higher distributions from existing projects, initial distributions from our recent investment in Idaho Wind and Cadillac, and a slightly lower payment under the management termination agreement are expected to be partially offset by the one-time cash tax refund of $8.0 million received in 2010. These increased operating cash flows in 2011, combined with the impact of our public offerings in 2010, are expected to result in a payout ratio of approximately 100% to 105% in 2011 subject to the financial performance of our projects.  In 2012, additional increases in distributions from projects are expected to further increase operating cash flow compared to 2011. The most significant factors in the expected higher operating cash flow in 2012 is accretion from the acquisition of CPILP and increased distributions from Selkirk following the final payment of its non-recourse project-level debt in mid-2012.

Outstanding Common Shares and Convertible Debentures

As of November 9, 2011, we had 113,474,259 common shares, Cdn$44.9 million principal amount of 6.50% convertible secured debentures due October 31, 2014, Cdn$68.1 million principal amount of 6.25% convertible debentures due March 15, 2017, and Cdn$80.5 million principal amount of 5.60% convertible debentures due June 30, 2017 outstanding. Holders of common shares currently receive a monthly dividend at an annual rate of Cdn$1.15 per common share.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Monday, November 14, 2011 at 10:00 AM ET.  The telephone numbers for the conference call are: U.S. Toll Free: 1-877-317-6789; Canada Toll Free: 1-866-605-3852; International Toll: +1 412-317-6789.  The Conference Call will also be broadcast over Atlantic Power’s website. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Please enter conference call number 10005106. The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power is a leading publicly traded, power generation and infrastructure company with a well diversified portfolio of assets in the United States and Canada. Our power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  The net generating capacity of the Company’s projects is approximately 2,116 MW, consisting of interests in 30 operational power generation projects across 11 states and 2 provinces, one 53 MW biomass project under construction in Georgia, and an 84-mile, 500 kilovolt electric transmission line located in California. Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer with several projects under development.  Atlantic Power is incorporated in British Columbia, headquartered in Boston and has offices in Chicago, Toronto, and Richmond, B.C.

Our corporate strategy is to generate stable cash flows from our existing assets and to make accretive acquisitions to sustain our dividend payout to shareholders, which is currently paid monthly at an annual rate of Cdn$1.15 per share.

Atlantic Power has a market capitalization of approximately $1.5 billion and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of financial data and other publicly filed documents get filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•     The expectation that distributions from our projects will be in the range of $80 million to $90 million for the full year 2011;

•     The expectation that overall levels of operating cash flows in 2011 will be improved over actual 2010 levels; and

•     The expectation that the payout ratio in 2011 will be approximately 100%-105% and that improvements in cash flow and payout ratio are expected in 2012.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,254	$45,497
Restricted cash	28,123	15,744
Accounts receivable	19,104	19,362
Note receivable — related party	7,326	22,781
Current portion of derivative instruments asset	649	8,865
Prepayments, supplies and other	10,967	8,480
Refundable income taxes	1,594	1,593
Total current assets	106,017	122,322

Property, plant and equipment, net	360,594	271,830
Transmission system rights	182,245	188,134
Equity investments in unconsolidated affiliates	275,425	294,805
Other intangible assets, net	71,802	88,462
Goodwill	12,453	12,453
Derivative instruments asset	4,593	17,884
Other assets	15,892	17,122
Total assets	$1,029,021	$1,013,012

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$42,373	$20,530
Current portion of long-term debt	22,562	21,587
Current portion of derivative instruments liability	34,921	10,009
Interest payable on convertible debentures	2,442	3,078
Dividends payable	6,003	6,154
Other current liabilities	10	5
Total current liabilities	108,311	61,363

Long term debt	294,989	244,299
Convertible debentures	188,620	220,616
Derivative instruments liability	27,892	21,543
Deferred income taxes	18,142	29,439
Other non-current liabilities	2,193	2,376
Commitments and contingencies	—	—
Total liabilities	640,147	579,636

Shareholders’ equity
Common shares, no par value, unlimited authorized shares; 68,997,122 and 67,188,154 issued and outstanding September 30, 2011 and December 31, 2010, respectively	649,070	626,108
Accumulated other comprehensive income (loss)	(1,218)	255
Retained deficit	(262,136)	(196,494)
Total Atlantic Power Corporation shareholders’ equity	385,716	429,869
Noncontrolling interest	3,158	3,507
Total equity	388,874	433,376
Total liabilities and equity	$1,029,021	$1,013,012

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Project revenue:
Energy sales	$17,104	$22,713	$53,471	$55,285
Energy capacity revenue	27,070	23,196	81,859	69,585
Transmission services	7,638	7,813	22,773	23,186
Other	521	317	1,153	1,108
	52,333	54,039	159,256	149,164

Project expenses:
Fuel	14,818	19,678	46,202	51,606
Operations and maintenance	8,645	6,846	27,518	19,248
Depreciation and amortization	10,908	10,082	32,711	30,224
	34,371	36,606	106,431	101,078
Project other income (expense):
Change in fair value of derivative instruments	(11,484)	(9,744)	(12,497)	(20,946)
Equity in earnings of unconsolidated affiliates	2,374	4,088	5,647	12,550
Interest expense, net	(4,494)	(4,165)	(13,684)	(12,884)
Other income (expense), net	(7)	22	(40)	233
	(13,611)	(9,799)	(20,574)	(21,047)
Project income	4,351	7,634	32,251	27,039
Administrative and other expenses (income):
Administration	11,936	4,103	20,661	12,046
Interest	3,337	2,707	10,815	8,019
Foreign exchange loss (gain)	21,576	(2,253)	20,383	179
Other income, net	—	—	—	(26)
	36,849	4,557	51,859	20,218
(Loss) income from operations before income taxes	(32,498)	3,077	(19,608)	6,821
Income tax (benefit) expense	(4,520)	3,614	(10,681)	12,105
Net loss	(27,978)	(537)	(8,927)	(5,284)
Net loss attributable to noncontrolling interest	(78)	(99)	(349)	(228)
Net loss attributable to Atlantic Power Corporation	$(27,900)	$(438)	$(8,578)	$(5,056)

Net loss per share attributable to Atlantic Power Corporation Shareholders:
Basic	$(0.40)	$(0.01)	$(0.13)	$(0.08)
Diluted	$(0.40)	$(0.01)	$(0.13)	$(0.08)
Weighted average number of common shares outstanding:
Basic	68,910	60,511	68,384	60,466
Diluted	66,910	60,511	68,384	60,466

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

(Unaudited)

	Nine months ended September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(8,927)	$(5,284)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	32,711	30,224
Long-term incentive plan expense	2,257	3,287
Gain on step-up valuation of Rollcast acquisition	—	(211)
Equity in earnings from unconsolidated affiliates	(5,647)	(12,550)
Distributions from unconsolidated affiliates	15,542	9,897
Unrealized foreign exchange loss	28,175	4,369
Change in fair value of derivative instruments	12,497	20,946
Change in deferred income taxes	(10,315)	10,555
Change in other operating balances
Accounts receivable	258	(3,072)
Prepayments, refundable income taxes and other assets	(570)	1,189
Accounts payable and accrued liabilities	1,536	3,747
Other liabilities	(1,178)	576
Net cash provided by operating activities	66,339	63,673

Cash flows used in investing activities:
Acquisitions and investments, net of cash acquired	—	(41,182)
Change in restricted cash	(12,379)	(7,398)
Proceeds from sale of equity investments	8,500	—
Proceeds from Idaho Wind loan	15,455	—
Short-term loan to Idaho Wind	—	(12,801)
Biomass development costs	(753)	(1,827)
Purchase of property, plant and equipment	(79,070)	(2,077)
Net cash used in investing activities	(68,247)	(65,285)

Cash flows used in financing activities:
Proceeds from project-level debt	65,374	—
Repayment of project-level debt	(13,166)	(11,841)
Equity investment from noncontrolling interest	—	200
Proceeds from revolving credit facility borrowings	—	20,000
Dividends paid	(57,543)	(47,599)
Net cash used in financing activities	(5,335)	(39,240)
Net decrease in cash and cash equivalents	(7,243)	(40,852)
Cash and cash equivalents at beginning of period	45,497	49,850
Cash and cash equivalents at end of period	$38,254	$8,998
Supplemental cash flow information
Interest paid	$21,567	$16,587
Income taxes refunded, net	$(352)	$(1,607)
Accruals for capital expenditures	$19,547	—

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”) and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distributions is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Project Adjusted EBITDA, earnings before interest, taxes, depreciation and amortization (including non-cash impairment charges), is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the Project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other issuers.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities	$21,624	$27,695	$66,339	$63,673
Project-level debt repayments	(2,825)	(2,700)	(13,166)	(11,841)
Purchase of property, plant and equipment(1)	(268)	(557)	(814)	(2,077)
Transaction Costs(2)	8,470	—	9,238	—
Cash Available for Distribution(3)	27,001	24,438	61,597	49,755

Total dividends to shareholders	19,010	15,904	57,552	47,618

Payout ratio	70%	65%	93%	96%

Expressed in Cdn$
Cash Available for Distribution	26,833	25,404	60,520	51,552

Total dividends to shareholders	18,874	16,556	56,259	49,639

(1)           Excludes construction-in-progress related to our Piedmont biomass project.

(2)           Represents costs associated with the CPILP acquisition.

(3)           Cash Available for Distribution is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP. Therefore, this measure may not be comparable to similar measures presented by other companies. See “Supplementary Non-GAAP Financial Information”.

Atlantic Power Corporation

Project Adjusted EBITDA (in thousands of U.S. dollars)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Project Adjusted EBITDA by individual segment
Auburndale	$10,158	$10,018	$32,077	$29,820
Lake	8,517	9,325	25,431	23,937
Pasco	1,149	1,335	1,541	3,752
Path 15	7,117	7,318	20,873	21,348
Chambers	3,358	4,637	12,389	14,780
Total	30,299	32,633	92,311	93,637
Other Project Assets
Selkirk	4,322	3,927	8,636	10,983
Orlando	1,824	2,185	4,917	5,856
Cadillac	2,178	—	6,569	—
Gregory	1,027	1,373	2,755	3,656
Idaho Wind	747	—	2,798	—
Badger Creek	(63)	699	738	2,209
Delta Person	561	461	1,403	1,365
Koma Kulshan	374	53	808	606
Rollcast	(348)	(249)	(1,121)	(628)
Piedmont	(14)	—	(75)	—
Topsham	—	415	—	1,378
Other	73	46	88	(244)
Total Adjusted EBITDA from Other Project Asset segment	10,681	8,910	27,516	25,181
Total adjusted EBITDA from all Projects	40,980	41,543	119,827	118,818
Depreciation and amortization	17,824	16,349	52,922	49,331
Interest expense, net	6,624	5,906	19,952	17,784
Change in the fair value of derivative instruments	10,871	10,706	12,913	23,435
Other expense	1,310	948	1,789	1,229
Project income as reported in the statement of operations	$4,351	$7,634	$32,251	$27,039